GOENERGY, INC.
(A Pre-Exploration Stage Company)

Financial Statements
July 31, 2002 and 2001 and December 31, 2002 (unaudited)
(U.S. Dollars)


INDEX                                                  Page
-----                                                  ----
Report of Independent Chartered Accountants              1

Financial Statements

Balance Sheets                                           2

Statements of Operations                                 3

Statements of Stockholders' Equity                       4

Statements of Cash Flows                                 5

Notes to Financial Statements                          6-9

Pannell Kerr Forster                                              PKF Worldwide
                                                     7th Floor, Marine Building
                                                               355 Burrard St.,
                                                               Vancouver, B.C.,
                                                                Canada, V6C 2G8
                                                       Telephone: (604)687-1231
                                                        Facsimile:(604)688-4675


                         REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

TO THE BOARD OF DIRECTORS
OF GOENERGY, INC.
(A Pre-Exploration Stage Company)

We have audited the balance sheets of GoEnergy, Inc. (A Pre-Exploration Stage Company) as at July 31,2002 and 2001 and the related statements of operations, stockholders' equity and cash flows for the yearended July 31, 2002 and for the period from inception (May 2, 2001) through July 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinionon these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 2002 and 2001 and the results of its operations and its cash flows for the periods referred to above in conformity with accounting principles generally accepted in the United States of America.

These financial statements have been prepared assuming the Company will continue as a going concern.As discussed in note 2 to the financial statements, the Company has had no operations and has no established source of revenue and needs additional financing in order to complete its business plan. This raises substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


"Pannell Kerr Forster"
Chartered Accountants

Vancouver, Canada
October 8, 2002 Except note (8)(iii)
Which is as at March 3, 2003

GOENERGY, INC.
(A Pre-Exploration Stage Company)
Balance Sheets
July 31
(U.S. Dollars)

----------------------------------------------------------------------------------------------
                                                  December 31,               July 31,
                                                      2002              2002          2001
----------------------------------------------------------------------------------------------
                                                (unaudited)
Assets

Current
   Cash                                        $   19,220            $    19,740   $   36,455

Promissory Note Receivable (note 4)                36,718                 34,936            0
----------------------------------------------------------------------------------------------
Total Assets                                   $   55,938            $    54,676   $   36,455
==============================================================================================
Liabilities

Current
   Accounts payable and accrued liabilities    $    4,500            $     3,000   $    3,300
   Due to a shareholder (note 6)                   20,000                 20,000            0
----------------------------------------------------------------------------------------------
Total Liabilities                                  24,500                 23,000        3,300
----------------------------------------------------------------------------------------------
Commitment (note 4)

Stockholders' Equity (notes 5 and 9)

Common Stock and Paid-in Capital in
Excess of $0.0001 Par value
   Authorized
     80,000,000 Common shares with a
     par value of $0.0001 each

     20,000,000 Preferred shares with a
     par value of $0.0001 each
   Issued and outstanding
     4,319,893 (July 2002 - 4,319,893;
     July 2001 - 4,266,293)
     common shares                                 71,645                 71,645       68,965

Accumulated Deficit                               (40,207)               (39,969)     (35,810)
----------------------------------------------------------------------------------------------
Total Stockholders' Equity                         31,438                 31,676       33,155
----------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity     $   55,938            $    54,676   $   36,455
==============================================================================================

See notes to financial statements.

GOENERGY, INC.(A Pre- Exploration Stage Company)
Statements of Operations
(U. S. Dollars)

--------------------------------------------------------------------------------------------------------
                                                                          Period from    Period from
                                                                           Inception      Inception
                                                                            (May 2,        (May 2,
                                                          Year Ended         2001) to       2001) to
                           Five Months Ended December 31,   July 31,        July 31,      December 31,
                                2002          2001           2002             2001           2002
--------------------------------------------------------------------------------------------------------
                            (unaudited)    (unaudited)                                    (unaudited)
Interest income              $( 1,863)           $0       $( 890)               $0         $( 2,753)
Resource property
 expenditures (note 8)             55             0       12,500                 0           12,555
Professional fees               1,500           965        5,365               800            7,665
Transfer agent fees               250             0        1,083                 0            1,333
Bank charges                       41            16           05                10              156
Office                            255            42           42                 0              297
Consulting fees (note 4)            0        25,000      (14,046)           35,000           20,954
--------------------------------------------------------------------------------------------------------
Net Loss                       $( 238)    $( 26,023)    $( 4,159)        $( 35,810)       $( 40,207)
========================================================================================================
Weighted Average Number of
Common Shares Outstanding      4,319,893  4,291,559    4,291,559         3,044,886
========================================================================================================
Net Loss Per Share             $ (0.000)  $ (0.006)    $ (0.001)         $ (0.012)
========================================================================================================


See notes to financial statements.
                                       3

GOENERGY, INC.
(A Pre-Exploration Stage Company)
Statements of Stockholders' Equity
(U.S. Dollars)

-----------------------------------------------------------------------------------------------
                                                                                    Total
                                           Common Stock *       Accumulated      Stockholders'
                                        Number      Amount        Deficit           Equity
-----------------------------------------------------------------------------------------------
Issuances of Common Stock
For cash
- Founder's shares, at inception      5,500,000       $550              $0            $550
- Shares, private placement           1,566,293     78,315               0          78,315
- Finder's fee                                0     (7,400)              0          (7,400)
Net loss for period                           0          0         (35,810)        (35,810)
------------------------------------------------------------------------------------------------
Balance, July 31, 2001, as
 previously recorded                  7,066,293     71,465         (35,810)         35,655
Prior period adjustment (note 9)
 Shares issued in error              (2,800,000)    (2,500)              0          (2,500)
------------------------------------------------------------------------------------------------
Balance, July 31, 2001,
 as restated                          4,266,293     68,965         (35,810)         33,155
 Common stock
  Issued for cash, private
   placement                             53,600      2,680               0           2,680
Net loss for year                             0          0          (4,159)         (4,159)
------------------------------------------------------------------------------------------------
Balance, July 31, 2002                4,319,893     71,645         (39,969)         31,676
Net Loss for period (unaudited)               0          0            (238)           (238)
------------------------------------------------------------------------------------------------
Balance, December 31, 2002
 (unaudited)                          4,319,893    $71,645        $(40,207)        $31,438
================================================================================================

* Common stock and additional paid-in capital in excess of $0.0001 par value


See notes to financial statements.
                                       4

GOENERGY, INC.(A Pre- Exploration Stage Company)
Statements of Cash Flows
(U. S. Dollars)

----------------------------------------------------------------------------------------------------------------------
                                                                                         Period from    Period from
                                                                                           Inception      Inception
                                                                                            (May 2,        (May 2,
                                                                          Year Ended         2001) to       2001) to
                                           Five Months Ended December 31,   July 31,        July 31,      December 31,
                                                2002          2001           2002             2001           2002
----------------------------------------------------------------------------------------------------------------------
                                            (unaudited)    (unaudited)                                    (unaudited)
Operating Activities
 Net loss                                   $( 238)         $( 26,023)    $( 4,159)          $( 35,810)     $( 40,207)
 Items not involving cash
   Recovery of consulting fees                   0                  0      (34,936)                  0        (34,936)
 Change in working capital items
   Promissory note receivable               (1,782)                 0            0                   0         (1,782)
   Prepaid expenses                              0               (500)
   Accounts payable and accrued liabilities  1,500             (2,500)        (300)              3,300          4,500
----------------------------------------------------------------------------------------------------------------------
Cash Used in Operating Activities             (520)           (29,023)     (39,395)            (32,510)       (72,425)
----------------------------------------------------------------------------------------------------------------------
Financing Activities
   Shareholder advance                           0                  0       20,000                   0         20,000
   Common shares issued                          0                  0        2,680              68,965         71,645
----------------------------------------------------------------------------------------------------------------------
Cash Provided by Financing Activities            0                  0       22,680              68,965         91,645
----------------------------------------------------------------------------------------------------------------------
Inflow (Outflow) of Cash                      (520)           (29,023)     (16,715)             36,455         19,220
Cash, Beginning of Period                   19,740             36,455       36,455                   0              0
----------------------------------------------------------------------------------------------------------------------
Cash, End of Period                        $19,220             $7,432      $19,740             $36,455        $19,220
======================================================================================================================

See notes to financial statements.
                                       5

GOENERGY, INC.
(A Pre-Exploration Stage Company)
Notes to Financial Statements
Year Ended July 31, 2002, Period from Inception (May 2, 2001) to July 31, 2001 and Period from Inception (May 2, 2001) to December 31, 2002 (unaudited) and five months ended December 31, 2002 and 2001 (unaudited)
(U.S. Dollars)
-------------------------------------------------------------------------------

1. ORGANIZATION AND NATURE OF OPERATIONS
   The Company was incorporated May 2, 2001 in the State of Delaware and is in the pre-exploration stage. The Company has been primarily involved in organizational activities and has obtained an interest in certain oil and gas wells (note 8) and intends to carry out exploration work thereon.

2. GOING CONCERN
   The Company's financial statements are prepared using the accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company's current operating funds are less than necessary to complete the exploration of the optioned oil and gas interest, and therefore will need to obtain additional financing in order to complete its business plan. As of December 31, 2002, the Company had cash in the amount of $19,220.The Company does not have any operations nor does it have any income. Its business plan calls for significant expenses in connection with the exploration of its optioned oil and gas interest (note 8). The Company does not currently have any arrangements for financing and can not provide any assurance it will be able to find such financing if required. An alternative for the financing of further exploration would be the offering of an interest in the Company's oil and gas interest to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated. If the Company does not complete the required option payments mandated in its option, it will lose its interest in the Hood County, Texas well and its business will fail.

3. SIGNIFICANT ACCOUNTING POLICIES

   (a) Pre-exploration expenditures
       The Company is in the pre-exploration stage. All exploration expenditures are expensed as they are incurred.

   (b) Net loss per share
       Net loss per share computations are based on the weighted average number of common shares outstanding during the period.

GOENERGY, INC.
(A Pre-Exploration Stage Company)
Notes to Financial Statements
Year Ended July 31, 2002, Period from Inception (May 2, 2001) to July 31, 2001 and Period from Inception (May 2, 2001) to December 31, 2002 (unaudited) and five months ended December 31, 2002 and 2001 (unaudited)
(U.S. Dollars)
-------------------------------------------------------------------------------

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

   (c) Financial instruments

       The Company's financial instruments consist of cash, promissory note receivable, accounts payable and accrued liabilities and amount due to shareholder. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments and the carrying amounts of these financial instruments approximate their fair values at the balance sheet dates.

       Non-interest bearing notes receivable with no terms of repayment have been recorded in accordance with APB 21, whereby imputed interest is calculated over the expected period of collection of such notes (note 4).

   (d) Use of estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

4. PROMISSORY NOTE RECEIVABLE AND COMMITMENT

   At July 31, 2001, the Company was committed to pay $85,000 to an independent consultant to take the Company public. As at July 31, 2002, the Company had paid $49,000, of which $14,000 was paid during the year ended July 31, 2002 and $35,000 was paid during the period from inception (May 2, 2001) to July 31, 2001. The contract was terminated during the year ended July 31, 2002 and the consultant agreed to repay the Company $49,000. The $49,000 promissory note receivable is expected to be repaid within 3 years, and accordingly, imputed interest has been calculated at a rate of 12% over 3 years.

-------------------------------------------------------------------------------
                                      December 31,            July 31,
                                        2002             2002           2001
-------------------------------------------------------------------------------
                                      (unaudited)
Non-interest bearing note               $49,000         $49,000          $0
Less: Unamortied discount
      based on 3 years                  (12,282)        (14,064)          0
-------------------------------------------------------------------------------
Note receivable less
 unamortized discount                   $36,718         $34,936          $0
-------------------------------------------------------------------------------

GOENERGY, INC.
(A Pre-Exploration Stage Company)
Notes to Financial Statements
Year Ended July 31, 2002, Period from Inception (May 2, 2001) to July 31, 2001 and Period from Inception (May 2, 2001) to December 31, 2002 (unaudited) and five months ended December 31, 2002 and 2001 (unaudited)
(U.S. Dollars)
-------------------------------------------------------------------------------

5. COMMON STOCK

   In May, 2001, the Company issued 2.75 million shares of common stock at a price of $0.0002 per share to the founder of the Company for proceeds of $550 (note 9).

   During the period from inception (May 2, 2001) to July 31, 2001, the Company also arranged a private placement of up to 2.75 million shares of common stock at $0.05 per share.All common stock issued under the private placement are "restricted securities" as defined in Rule 144 of the United States of America Securities Act of 1933. As of July 31, 2001, the Company had issued 1,566,293 common shares for proceeds of $78,315. As part of arranging the private placement, the Company was charged a finder's fee of $7,400 (note 9).

   During the year ended July 31, 2002, as part of the private placement above, the Company issued 53,600 shares of common stock for proceeds of $2,680.

6. RELATED PARTY TRANSACTIONS

   (a) During the year a shareholder, a director and the President of the Company, advanced funds to the Company in the way of a non-interest bearing demand loan for the Company to fulfill its operating obligations. Advances due to the shareholder at July 31, 2002 and December 31, 2002 amount to $20,000.

   (b) Office space is provided by the president of the Company, free of charge.

   (c) During the year ended July 31, 2002, the Company acquired certain resource interests from a company whose president is also a director of the Company (note 8).

7. INCOME TAXES

-------------------------------------------------------------------------------
                                        December 31,     July 31,     July 31,
                                           2002            2002         2001
-------------------------------------------------------------------------------
Deferred tax asset                     (unaudited)
   Approximate net operating losses         $28,000       $26,000      $35,500
   Approximate tax rate                         35%           35%          35%
-------------------------------------------------------------------------------
                                              9,800         9,100       12,500
Valuation allowance                          (9,800)       (9,100)     (12,500)
-------------------------------------------------------------------------------
Deferred tax asset                               $0            $0           $0
===============================================================================

The valuation allowance reflects the Company's estimate that the tax assets, more likely than not, willnot be realized.

The Company has net operating losses of approximately $28,000 which will expire between 2021 and 2022.

GOENERGY, INC.
(A Pre-Exploration Stage Company)
Notes to Financial Statements
Year Ended July 31, 2002, Period from Inception (May 2, 2001) to July 31, 2001 and Period from Inception (May 2, 2001) to December 31, 2002 (unaudited) and five months ended December 31, 2002 and 2001 (unaudited)
(U.S. Dollars)
-------------------------------------------------------------------------------

8. EXPLORATION EXPENDITURES

   (a) During the year ended July 31, 2002, the Company purchased from International Oil & Gas,Inc. ("International"), a Texas company, a 1% working interest and 0.78% net revenue interest in an oil and gas lease in the wellbore and production of the Mesa Wood No. 1 property, Texas. Total consideration was $7,500 and the Company is to bear 1% of the working interest costs.

   (b) By letter agreement dated March 10, 2002, the Company acquired an option from International whereby the Company may acquire a 25% working interest and a 19.5% net revenue interest in an oil and gas well to be drilled in Hood County, Texas. Total consideration for this option is $10,000 and the Company is to bear all costs associated with the drilling, testing, completing and equipping of the well. Drilling must commence on or before October 31, 2002 and be completed within 120 days from commencement. The terms of payment of the consideration are as follows:

       (i) payment of $2,500 upon signing of the agreement (paid);
      (ii) payment of $2,500, on or before May 30, 2002 (paid); and
     (iii) payment of $5,000 by the earlier of commencement of drilling and October 31, 2002 (payment of the $5,000 by October 31, 2002 will extend the date drilling must commence from October 31, 2002 to on or before February 15, 2003). By an agreement dated February 13, 2003, between the Company and International, for consideration of the $5,000 and an additional $2,500 (both amounts were paid February 27, 2003) the date the Company must commence drilling is extended to February 15, 2004.

9. PRIOR PERIOD ADJUSTMENT
   During the year ended July 31, 2002, the Company:

   (i) issued, in error, 5.5 million common shares at $0.0001 instead of 2.75 million common shares at $0.0002 as stated in note 5;
  (ii) collected $2,500 as consideration for a subscription agreement to issue 50,000 common shares. The common shares were recorded as issued as at July 31, 2001. The subscription agreement was cancelled during 2001 and the $2,500 was returned to the subscriber during the year ended July 31, 2002.

   The 2.8 million common shares have been cancelled and retroactively restated as unissued shares.

                                       4